EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders

vidShadow, Inc.

We hereby consent to the inclusion in the forgoing Registration Statement on Form S-1 of our report dated February 27, 2008 relating to the financial statements of vidShadow, Inc. for the years ended December 31, 2007 and 2006.  We also consent to the reference to our Firm under the caption “Experts.”

July 11, 2008

/s/ Daszkal Bolton LLP

Daszkal Bolton LLP

Boca Raton, Florida

2401 NW Boca Raton Boulevard  ♦ Boca Raton, FL 33431-6632 ♦ t: 561.367.1040 ♦  f: 561.750.3236

4455 Military Trail, Suite 201  ♦  Jupiter, FL 33458-4843  ♦  t: 561.622.8920  ♦  f: 561.624.1151

490 Sawgrass Corporate Parkway, Suite 200  ♦ Sunrise, FL 33325-6254  ♦ t: 954.974.3544  ♦ f: 954.974.3680

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